ADMINISTRATION SERVICE AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Jacobs & Company Mutual Fund

The Rational Investor Fund

Abacus Value Fund

The Biondo Fund

Critical Math Fund

The Gaming and Casino Fund

Biltmore Enhanced Index Fund

Biltmore Contrarian Momentum Fund

Biltmore Momentum/Dynamic ETF Fund

The Arrow DWA Balanced Fund

Changing Parameters Fund

The Autopilot Managed Growth Fund

This schedule was amended on December 19, 2005 to add the Biondo and Critical Math Funds.

This schedule was amended on March 6, 2006 to add The Gaming and Casino Fund.

This schedule was amended on March 23, 2006 to add the Biltmore Enhanced Index Fund, Biltmore Contrarian Momentum Fund and Biltmore Momentum/Dynamic ETF Fund.

This schedule was amended on June 22, 2006 to add The Arrow DWA Balanced Fund, Changing Parameters Fund and The Autopilot Managed Growth Fund.

ADMINISTRATION SERVICE AGREEMENT

Schedule B-9

Changing Parameters Fund

FEES AND EXPENSES

Annual fee for the Fund, which is the greater of:

$40,000 minimum	or

10 basis points or 0.10%on the first $100 million of net assets

8 basis points or 0.08% on the next $150 million of net assets

6 basis points or 0.06% on net assets greater than $250 million

20% discount of service fees in first year

15% discount of service fees in second year

10% discount of all future years

Discounts are based on service fee minimums only.

Plus Out-of-Pocket Expenses, which include, but are not limited to:

Postage, Courier and Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing

Chief Compliance Officer Fees (CCO)

Retention of records

Federal and State regulatory filing fees

Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Trustees’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

(Fees are billed monthly)

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration                  $295.00

                       Registration renewal             $150.00

                       Sales reports (if required)     $25.00

All special reports and/or analyses requested by the Fund shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

               GFS Senior Staff         $150.00 per hour

               GFS Junior Staff          $75.00 per hour

               MIS Staff                      $200.00 per hour

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Administrative Services Agreement dates May 19 2005, this 22nd day of June, 2006.

NORTHERN LIGHTS FUND TRUST                                       GEMINI FUND SERVICES, LLC

(for Changing Parameters Fund)

By:__/s/ Andrew Rogers______________                   By:_/s/ Emile Molineaux___________________

      Andrew Rogers, President                                             Emile Molineaux, Senior Vice President